Exhibit 10.35

INTELLECTUAL PROPERTY NONEXCLUSIVE LICENSE AGREEMENT

THIS AGREEMENT is made as of 15 September 2017 by and between Ralco Nutrition Inc., a Minnesota Corporation, with offices at 1600 Hahn Road, Marshall, MN 56258 (LICENSOR), and The tru Shrimp Company, a Delaware corporation (“tru Shrimp”) (LICENSEE) (collectively the “PARTIES”).

W I T N E S S E T H:

WHEREAS, LICENSOR is the sole and exclusive owner of intellectual property, including United States Letters Patents and patent applications, international patents and patent applications, trademarks, know-how, and confidential information, identified more fully in the attached Schedule A (collectively, the “Licensor IP”); and

WHEREAS, LICENSEE desires to acquire a nonexclusive and nontransferable license under the Licensor IP for use in the development and sale of products related to aquaculture and which utilize Licensor IP (the “Licensed Products”);

WHEREAS, LICENSOR has the power and authority to grant to LICENSEE such license.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.            LICENSE

A.    LICENSOR here by grants to LICENSEE, upon and subject to all the terms and conditions of this Agreement, a nonexclusive license, except as to LICENSOR, under the Licensor IP to make, use, and sell worldwide the materials, systems, and methods embodying the invention(s) described in the Licensor IP as set forth in the attached Schedule A.

B.    As used in the Agreement, the Licensor IP shall mean and include the intellectual property identified more fully in the attached Schedule A, along with any intellectual property on improvements thereof. In addition, the Licensor IP shall mean and include the following:

1.    Any divisional, continuation, or substitute U.S. patent application that shall be based on the Licensor IP;

2.    Any patents that shall issue on any of the above-described patent applications or on any improvements thereof, and any reissues and extensions thereof; and

3.    Patents and patent applications corresponding to each of the above-described patents and patent applications that are issued, filed, or to be filed in any and all foreign countries; any patents (including but not limited to patents of importation, improvement, or addition, utility models, and inventors certificates) that shall subsequently issue thereof; and any renewals, divisions, reissues, continuations, or extensions thereof.

C.    The license granted herein is subject to a reserved, nonexclusive, non-assignable license in LICENSOR to make, use, and sell the materials, systems and methods embodying the invention(s) of the Patents.

D.    LICENSEE may not grant sublicenses under this agreement.

2.            TERM

A.    This Agreement shall be effective as of the date of execution by the Parties and shall expire 1 year therefrom, unless sooner terminated by the Parties pursuant to the terms of this Agreement (the Term). Each Term shall automatically renew for subsequent periods of the same length as the initial Term unless either party gives the other written notice of termination at least thirty (30) days prior to expiration of the then-current Term.

3.            COMPENSATION

A.    In consideration for the license granted hereunder, LICENSEE agrees to 1) pay to LICENSOR a per ton royalty recited in Schedule B (Consideration) based on LICENSEE’s tons of feed sold and/or shipped by LICENSEE, 2) issue LICENSOR common stock in LICENSEE (see Schedule B).

B.    Only one royalty shall be paid hereunder as to Licensed Product whether or not it is covered by more than one (1) claim of a patent, by the claims of more than one (1) patent, or by the claims of patents of more than one (1) country.

C.    The Royalty owed LICENSOR shall be calculated on a quarterly calendar basis (Royalty Period) and shall be payable no later than 15 days after the termination of the preceding quarterly period, i.e., commencing on the first sale of feed by LICENSEE AND on the first (1st) of each quarter thereafter, except that the first and last periods may be “short,” depending on the effective date of this Agreement.

D.    For each Royalty Period, LICENSEE shall provide LICENSOR with a written royalty statement in a form acceptable to LICENSOR. Such royalty statement shall be certified as accurate by a duly authorized officer of LICENSEE reciting, on a country-by-country basis, the stock number, item, units sold, description, quantity shipped, gross invoice, amount billed customers less discounts, allowances, returns, and reportable sales for each Licensed Product. Such statements shall be furnished to LICENSOR regardless of whether any Licensed Products were sold during the Royalty Period or whether any actual Royalty was owed.

E.    A Royalty obligation shall accrue upon the sale of the Licensed Products regardless of the time of collection by LICENSEE. A Licensed Product shall be considered “sold” when such Licensed Product is billed, invoiced, shipped, or paid for, whichever occurs first.

F.    The receipt or acceptance by LICENSOR of any royalty statement or payment shall not prevent LICENSOR from subsequently challenging the validity or accuracy of such statement or payment.

G.    Upon expiration or termination of this Agreement, all Royalty obligations, including the Guaranteed Minimum Royalty, shall be accelerated and shall immediately become due and payable.

H.    All payments due LICENSOR shall be made in United States currency by check drawn on a U.S. bank, unless otherwise specified by LICENSOR.

I.    All payments due LICENSOR based on sales in countries outside the United States shall accrue in the currency of the country in which the sales are made. LICENSEE shall utilize its best efforts to effect U.S. dollar transfers with respect to such Royalties. However, any and all loss of exchange value, taxes, or other expenses incurred in the transfer or conversion of foreign currency into U.S. dollars, and any income, remittance, or other taxes on such Royalties required to be withheld at the source shall be the exclusive responsibility of LICENSOR.

J.    Late payments shall incur interest at the rate of Five Percent (5%) per month from the date such payments were originally due.

4.            RECORD INSPECTION AND AUDIT

A.    LICENSOR shall have the right, upon reasonable notice, to inspect LICENSEE’s books and records and all other documents and material in LICENSEE’s possession or control with respect to the subject matter of this Agreement. LICENSOR shall have free and full access thereto for such purposes and may make copies thereof. In no event shall LICENSOR have the right to examine information with respect to LICENSEE’s costs, pricing formulas, or percentages of markup.

B.    All books and records relative to LICENSEE’s obligations hereunder shall be maintained and made accessible to LICENSOR for inspection at a location in the United States for at least 1 year after termination of this Agreement.

5.            INTELLECTUAL PROPERTY PROTECTION

A.    In the event that LICENSEE wishes that a corresponding patent application of any other country, territory, or possession be filed, it shall notify LICENSOR of that wish, and LICENSOR shall thereupon promptly notify LICENSEE whether it will file such other patent application. Failing such agreement, LICENSOR shall at LICENSEE’s notification, permit LICENSEE to file such patent application and prosecute it to issuance or final rejection at its own expense. Such patent application, any patent issuing thereon, and any renewals and extensions thereof shall be added to the aforesaid LICENSOR IP, and LICENSOR shall have the title thereto.

6.            WARRANTIES AND OBLIGATIONS

A.    LICENSOR represents and warrants that, to the best of its knowledge and belief, it is the owner of the entire right, title, and interest in and to the Licensor IP; that it has the right and power to grant the licenses granted herein; that there are no other agreements with any other party in conflict with such grant; and that it knows of no prior art that would invalidate the Patents.

B.    LICENSOR further represents and warrants that, to the best of its knowledge and belief, LICENSEE’s contemplated use of the Licensor IP as represented to LICENSOR does not infringe any valid rights of any third party, and that there are no actions for infringement against LICENSOR with respect to items it manufactures and sells embodying the invention of the Patents anywhere in the world.

C.    LICENSEE shall be solely responsible for the manufacture, production, sale, and distribution of the Licensed Products and will bear all costs associated therewith.

D.    In the event that LICENSOR shall develop any improvement to the materials, systems or methods claimed in the Licensor IP, and later incorporated in an improved or modified product by LICENSEE, such improved product shall be subject to the payment of a Royalty. All improvements made by the LICENSEE shall be promptly disclosed to LICENSOR and shall hereinafter become the property of LICENSOR. LICENSEE hereby agrees to execute any and all documents necessary to perfect LICENSOR’s rights in such improvements.

7.            MARKING AND SAMPLES

A.    LICENSEE shall fully comply with the patent marking provisions of the intellectual property laws of the applicable countries in the Licensed Territory.

8.            TERMINATION

The following termination rights are in addition to the termination rights that may be provided elsewhere in the Agreement

A.    Immediate Right of Termination. LICENSOR shall have the right to immediately terminate this Agreement by giving written notice to LICENSEE in the event that LICENSEE does any of the following:

1.    Files a petition in bankruptcy or is adjudicated as bankrupt or insolvent, or makes an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, or if the LICENSEE discontinues or dissolves its business or if a receiver is appointed for LICENSEE or for LICENSEE’s business and such receiver is not discharged within 90 days;

B.    Right to Terminate Upon Notice. Either party may terminate this Agreement upon 90 days’ written notice to the other party in the event of a breach of any provision of this Agreement by the other party, provided that, during the 90-day period, the breaching party fails to cure such breach.

9.            POST-TERMINATION RIGHTS

Upon expiration or termination of this Agreement, LICENSEE shall thereafter immediately, except for reason of termination because of expiration or a declaration of patent invalidity, cease all further use of the Licensor IP and all rights granted to LICENSEE under this Agreement shall forthwith terminate and immediately revert to LICENSOR.

10.          INFRINGEMENTS

A.    LICENSOR shall have the sole and exclusive right, in its discretion, to institute and prosecute lawsuits against third persons for infringement of the rights licensed in this Agreement. All sums recovered in any such lawsuits, whether by judgment, settlement or otherwise, in excess of the amount of reasonable attorneys’ fees and other out of pocket expenses of such suit, shall be retained solely by LICENSOR.

B.    LICENSEE agrees to fully cooperate with LICENSOR in the prosecution of any such suit against a third party and shall execute all papers, testify on all matters, and otherwise cooperate in every way necessary and desirable for the prosecution of any such lawsuit. The LICENSOR shall reimburse the LICENSEE for any expenses incurred as a result of such cooperation.

11.           INDEMNITY

A.    LICENSEE agrees to defend, indemnify and hold LICENSOR and its officers, directors, agents, and employees, harmless against all costs, expenses, and losses (including reasonable attorney fees and costs) incurred through claims of third parties against LICENSOR based on the manufacture or sale of the Licensed Products including, but not limited to, actions founded on product liability.

B.    LICENSOR agrees to defend, indemnify and hold LICENSEE and its officers, directors, agents, employees, and customers, harmless against all costs, expenses, and losses (including reasonable attorney fees and costs) incurred through claims of third parties against LICENSEE based on a breach by LICENSOR of any representation and warranty made in this Agreement, including but not limited to claims by a third party of infringement based on the manufacture, use, or sale of items embodying the invention of the Patents.

12.          EXPORT CONTROL

Anything contained in this Agreement to the contrary notwithstanding, the obligations of the parties hereto and of the Subsidiaries of the parties shall be subject to all laws, present and future and including export control laws and regulations, of any government having jurisdiction over the parties hereto or the Subsidiaries of the parties, and to orders, regulations, directions, or requests of any such government. Each party shall undertake to comply with and be solely responsible for complying with such laws applicable to such party.

13.          TAXES AND GOVERNMENTAL APPROVALS

A.    LICENSEE shall be solely responsible for the payment of any and all taxes, fees, duties and other payments incurred in relation to the manufacture, use and sale of the systems and methods of the Licensor IP or Licensed Products.

B.    LICENSEE shall be solely responsible for applying for and obtaining any approvals, authorizations, or validations necessary to effectuate the terms of this Agreement under the laws of the appropriate national laws of each of the countries in the Licensed Territory.

14.          NOTICE AND PAYMENT

A.    Any notice required to be given under this Agreement shall be in writing and delivered personally to the other designated party at the above stated address or mailed by certified, registered or Express mail, return receipt requested or by Federal Express.

B.    Either party may change the address to which notice or payment is to be sent by written notice to the other under any provision of this paragraph.

15.          JURISDICTION/DISPUTES

This Agreement shall be governed in accordance with the laws of the State of Minnesota. All disputes under this Agreement shall be resolved by litigation in the courts of the State of Minnesota including the federal com1s therein and the Parties all consent to the jurisdiction of such courts, agree to accept service of process by mail, and hereby waive any jurisdictional or venue defenses otherwise available to it.

16.          AGREEMENT BINDING ON SUCCESSORS

The provisions of the Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their heirs, administrators, successors and assigns.

17.          ASSIGNABILITY

Neither party may assign this Agreement or the rights and obligations thereunder to any third party without the prior express written approval of the other party which shall not be unreasonably withheld.

18.          WAIVER

No waiver by either party of any default shall be deemed as a waiver of prior or subsequent default of the same of other provisions of this Agreement.

19.          SEVERABILITY

If any term, clause or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be deemed to be severed from the Agreement.

20.          INTEGRATION

This Agreement constitutes the entire understanding of the Parties, and revokes and supersedes all prior agreements between the Parties and is intended as a final expression of their Agreement. It shall not be modified or amended except in writing signed by the Parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents which may conflict with this Agreement.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.

The trú Shrimp Company	Ralco Nutrition, Inc.

/s/ Michael B. Ziebell By: Michael B. Ziebell Title: President & Chief Executive Officer Date: 20 December 2017	/s/ Brian Knochenmus By: Brian Knochenmus Title: President & Chief Executive Officer Date: 12-20-2017

Schedule A

Licensor IP (Intellectual Property):

LICENSOR is the sole and exclusive owner of intellectual property, including United States Letters Patents and patent applications, international patents and patent applications, trademarks, know-how, and confidential information, at least, but not limited to, the following:

1)           All intellectual property related to MICROBRIAL CATALYST®, technology

a)         U.S. Trademark Registration 4,813,985 MICROBRIAL CATALYST®, including goodwill associated with the mark. Ralco requires quarterly updates on the usage of the mark for quality control purposes. Any foreign use of the mark and foreign registrations are similarly included.

b)         U.S. Patent 8,575,212 entitled ORGANICALLY CHELATED MINERAL COMPOSITIONS AND METHODS THEREOF, and all related US applications, foreign applications and foreign patents.

2)           All intellectual property related to MICROFUSED® Essential Oil technology

a)         U.S. Trademark Registration 5,197,395 MICROFUSED®, including goodwill associated with the mark. Ralco requires quarterly updates on the usage of the mark for quality control purposes. Any foreign use of the mark and foreign registrations are similarly included.

b)         U.S. Patent Application Serial No. 15/327,112 entitled ANTIVIRAL COMPOSITIONS AND METHODS, and all related US applications, foreign applications and foreign patents.

c)         U.S. Patent Application Serial No. 62/163,625 entitled ESSENTIAL OIL COMPOSITIONS AND APPLICATIONS UTILIZING ESSENTIAL OILS, and all related US applications, foreign applications and foreign patents.

3)           All intellectual property related to ENMAX FEED PHILOSOPHY

Schedule B

●	Royalty per ton of feed to-be-determined at a date later when formulations and process is complete.

●	1,000,000 Common Shares of The tru Shrimp Company upon execution of this agreement.